Exhibit 99.1

Contact:	Randall Weisenburger 212-415-3393

FOR IMMEDIATE RELEASE

Omnicom Reports 2005 Fourth Quarter and Year-End Results

NEW YORK, February 14, 2006 - Omnicom Group Inc. (NYSE-OMC) today announced that net income for the fourth quarter of 2005 increased 7% to $252.6 million from $236.5 million in the fourth quarter of 2004. Diluted earnings per share in the fourth quarter of 2005 increased 10% to $1.41 per share from $1.28 per share in the fourth quarter of 2004.

Worldwide revenue increased 5% to $2,939.4 million from $2,789.0 million in the fourth quarter of 2004. Domestic revenue for the fourth quarter of 2005 increased 9% to $1,575.5 million from $1,441.8 million in the fourth quarter of 2004. International revenue increased 1% to $1,363.9 million from $1,347.2 million in the fourth quarter of 2004.

Net income for the twelve months ended December 31, 2005 increased 9% to $790.7 million from $723.5 million in the same period in 2004. Diluted earnings per share for the twelve months ended December 31, 2005 increased 12% to $4.36 per share in 2005 from $3.88 per share in the same period in 2004.

Worldwide revenue for the twelve months ended December 31, 2005 increased 8% to $10,481.1 million from $9,747.2 million in the same period in 2004. Domestic revenue for the twelve months ended December 31, 2005 increased 10% to $5,743.9 million from $5,223.4 million in the same period in 2004. International revenue for the twelve months ended December 31, 2005 increased 5% to $4,737.2 million from $4,523.8 million in the same period in 2004.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our fourth quarter and Year-End earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Three Months Ended December 31	2005	2004
Revenue	$ 2,939.4	$ 2,789.0
Operating expenses	2,513.3	2,394.1

Operating profit	426.1	394.9
Net interest expense	16.5	10.0

Income before income taxes	409.6	384.9
Income taxes	137.9	129.4

Income after income taxes	271.7	255.5
Equity in affiliates	10.4	6.6
Minority interests	(29.5)	(25.6)

Net income	$ 252.6	$ 236.5

Earnings per share
Basic	$ 1.42	$ 1.28
Diluted	$ 1.41	$ 1.28

Weighted average shares (in millions)
Basic	178.2	184.1
Diluted	179.6	185.2

Dividend declared per share	$ 0.250	$ 0.225

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Twelve Months Ended December 31	2005	2004
Revenue	$ 10,481.1	$ 9,747.2
Operating expenses	9,141.3	8,531.8

Operating profit	1,339.8	1,215.4
Net interest expense	59.2	36.6

Income before income taxes	1,280.6	1,178.8
Income taxes	435.3	396.3

Income after income taxes	845.3	782.5
Equity in affiliates	27.6	17.1
Minority interests	(82.2)	(76.1)

Net income	$ 790.7	$ 723.5

Earnings per share
Basic	$ 4.38	$ 3.90
Diluted	$ 4.36	$ 3.88

Weighted average shares (in millions)
Basic	180.4	185.7
Diluted	181.8	186.6

Dividend declared per share	$ 0.925	$ 0.900